Exhibit 99.1

Westlake Chemical Appoints New Director to its Board

HOUSTON, August 17, 2018 – Westlake Chemical Corporation (NYSE:WLK) announced that Mr. John Chao has been appointed to the company’s board of directors.

“We are delighted that John has agreed to join our board,” said Westlake Chemical Corporation Chairman James Chao. “He brings a unique combination of experience and in-depth knowledge of a variety of industries. We look forward to working with him as he shares his perspectives with the board. This appointment is part of the board’s long-term succession planning.”

Mr. John Chao, 41, is the Chief Operating Officer of New York Public Radio and has been with the organization since March 2015. Mr. Chao was previously in the strategy and finance practice at McKinsey & Company where he advised energy and commodity companies, beginning in 2004 and ending his tenure as a partner in 2013. He worked for Westlake Chemical Corporation from 2000 to 2002. Mr. Chao received a bachelor’s degree in chemical engineering from Rice University and an M.B.A. from the Massachusetts Institute of Technology. Mr. Chao is the son of Mr. Albert Chao, Westlake Chemical Corporation’s President and CEO.

About Westlake

Westlake Chemical Corporation is an international manufacturer and supplier of petrochemicals, polymers and building products with headquarters in Houston, Texas. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, chlor-alkali and derivative products, PVC suspension and specialty resins, PVC compounds, and PVC building products including siding, pipe, fittings and specialty components, windows, fence, deck and film. For more information, visit the company’s Web site at www.westlake.com.

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Contacts

Media Inquiries:

Westlake Chemical Corp.

Ben Ederington, 713-960-9111

or

Investor Inquiries:

Westlake Chemical Corp.

Steve Bender, 713-960-9111